Exhibit 99.1





   SELECTED QUARTERLY FINANCIAL INFORMATION
          (UNAUDITED)

Selected quarterly information for the years ended December 31, 1999 and 1998 is as follows (in thousands, except per share amounts):
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
                                             Quarter Ended
                           ----------------------------------------------------

1999                       December 31   September 30     June 30      March 31
-------------------------- -----------   ------------     -------      ---------
Revenues from Rental
 Operations                $166,155      $160,273      $107,148       $101,987
Revenues from Service
 Operations                  17,469        15,402         8,893         12,267
Net income available for
 common shares               41,184        41,462        29,596         27,394
Basic income per common
 share                         0.33          0.35          0.33           0.32
Diluted income per common
 share                         0.32          0.35          0.33           0.32
Weighted average common
 shares                     125,412       118,820        88,353         86,370
Weighted average common
 and dilutive
 potential common shares    145,457       138,923        98,855         98,094
Funds From Operations (1)  $ 72,017      $ 68,772      $ 48,624       $ 44,860
Cash flow provided by
 (used by):
 Operating activities      $ 84,961      $175,233      $ 50,160       $ 32,326
 Investing activities      (197,131)     (251,822)     (150,741)      (167,620)
 Financing activities        85,653       (50,873)      238,329        163,340

1998
--------------------------
Revenues from Rental
 Operations                $ 95,522     $  90,348     $  83,079      $  79,676
Revenues from Service
 Operations                   5,510         7,284         7,022          4,900
Net income available for
 common shares               23,302        23,449        21,858         22,262
Basic income per common
 share                         0.28          0.29          0.27           0.29
Diluted income per common
 share                         0.27          0.29          0.27           0.29
Weighted average common
 shares                      84,394        81,594        80,080         76,655
Weighted average common
  and dilutive potential
  common shares              96,074        93,279        91,830         88,596
Funds From Operations (1)  $ 42,990     $  39,421     $  36,933      $  34,730
Cash flow provided by
(used by):
 Operating activities      $ 72,079     $  48,798     $  61,260      $  39,051
 Investing activities      (233,013)     (119,313)     (242,439)      (109,049)
 Financing activities       145,851        70,169       174,389         88,814

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(1)  Funds From Operations is defined by the National Association of Real Estate
Investment Trusts as net income or loss, excluding gains or losses from debt restructuring and sales of depreciated property, plus operating property depreciation and amortization and adjustments for minority interest and unconsolidated companies on the same basis. Funds From Operations does not represent cash flow from operations as defined by generally accepted accounting principles, should not be considered as an alternative to net income as an indicator of the Company's operating performance, and is not indicative of cash available to fund all cash flow needs.



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